UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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THE PROVIDENCE SERVICE CORPORATION
(Name of Registrant as Specified in Its Charter)

AVALON CORRECTIONAL SERVICES, INC.
DONALD E. SMITH
TIFFANY SMITH
MICHAEL BRADLEY
ERIC S. GRAY
73114 INVESTMENTS, L.L.C.
(referred to as “The Providence Committee for Accountability”) and
BRIAN T. COSTELLO

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Ms. Meints, Chairperson
Audit Committee
Providence Service Corporation
5524 East Fourth Street
Tucson, Arizona 85711

June 8, 2009

Ms. Meints:

The Company’s recently filed proxy statement lists your responsibilities as chairperson of the audit committee and includes the following audit committee responsibilities:
•	Appointing, overseeing and compensating the work of the outside auditor;
•	Reviewing and approving all transactions between Providence and any Related Persons that are required to be disclosed under Item 404 of SEC Regulations S-K, or Item 404.
The proxy provides a limited discussion of Certain Relationships and Related Transactions to include:
•	Our Audit Committee’s procedures for reviewing related party transactions are not in writing.
•	We believe that our arrangements with Las Montanas Aviation, LLC and CBIZ referred to below are no less favorable to us than those available to us from other entities providing such services.
The Form 10K for 2008 provides the following disclosure:
•
The Company is using a twin propeller King Air airplane operated by Las Montanas Aviation, LLC for business travel purposes on an as needed basis.  Las Montanas Aviation LLC is owned by Mr. McCusker.  Prior to August 2008, the Company reimbursed Las Montanas Aviation, LLC for the actual cost of use of $1,400 per flight hour.  Beginning in August 2008, the Company pays a flat monthly fee of $9,000 plus the cost of fuel per use.  For the years ended December 31, 2006, 2007 and 2008, the Company paid Las Montanas Aviation, LLC approximately $149,000, $133,000 and $76,000, respectively, for use of the airplane for business travel purposes.

On behalf of all shareholders of Providence, and ourselves as the largest shareholder of Providence, we request the following:

1.
Please explain why the audit committee’s procedures for reviewing related party transactions are not in writing.  What assurances exist that the review process is implemented consistently each year?  What procedures exist to assure the audit committee that all related party transactions are brought to the attention of the audit committee for evaluation of fairness to the corporation and adequacy of disclosure?

2.
Please explain what procedures, if any, the audit committee or its members, take to independently verify the information provided by individuals conducting business with Providence is complete and accurate.

3.
Please explain what procedures the audit committee takes to determine “our arrangements with Las Montanas Aviation, LLC and CBIZ referred to below are no less favorable to us than those available to us from other entities providing such services”?

a.	In connection with those procedures, did the committee obtain independent quotes for identical services from independent vendors providing such services?
4.
We have received unsolicited information from Providence employees indicating the utilization of the CBIZ services have not been subject to competitive bids by the Company.  We have also been informed the terms from CBIZ are not as favorable as are available from other entities providing such services.  Please explain the basis for the audit committee’s belief that the CBIZ terms are “no less favorable to us than those available to us from other entities providing such services”.

5.
While the terms of the agreement with Las Montanas Aviation, LLC, have changed, the disclosure in the financial statements should be comparable between periods.  It is not.  To provide comparable information, please provide the detail of all expenses paid by the Company associated with the use of Mr. McCusker’s airplane for each of the years ended December 31, 2006, 2007, and 2008, on a comparative basis to allow the reader of the financial statements to understand the total costs on a comparable format.  Associated costs should be comprehensive to include but not be limited to costs for fuel, hangar, insurance, repairs and maintenance, flight training, checkrides, charts, cleaning, supplies, upgrades, and pilot services.

a.	Mr. McCusker has represented he personally pilots the aircraft. Please explain how the audit committee independently determines:
i.	Which flights made by Mr. McCusker are for business purposes as opposed to personal flights, and
ii.	What controls are in effect to assure the costs being paid by Providence are only for Providence business flights?
b.
Providence’s utilization of an aircraft owed by another entity would require the arrangement to be pursuant to Federal Aviation Regulations, either under part 91 or as a charter under part 135 of the Federal Aviation Regulations.  The liability to the user of the aircraft is significantly different under each of these regulations as is evidence by recent incidents.

i.	Please explain which Federal Aviation Regulations are applicable for the use of the aircraft.
ii.
Please explain how the audit committee has independently determined the Company is properly and legally contracting for use of Mr. McCusker’s aircraft and not subjecting Providence to a violation of Federal Aviation Regulations in addition to other legal exposure.

c.
Please explain if Providence utilizes any other aircraft owned or operated by any of Mr. McCusker’s owned or affiliated entities.  Please disclose the amounts paid over the last three years for those services and the terms of such arrangements.

6.
In a meeting attended by you and Mr. McCusker on April 28, 2008, Mr. McCusker stated that Mr. Rustand’s sons had been providing insurance or similar services to Providence prior to Mr. Rustand joining the Board.  This was not disclosed in the audited financial statements of Providence for periods prior to 2006 and Mr. Rustand joined the Board in 2005.  Please quantify the total payments by Providence and its affiliates to the employer of Mr. Rustand’s sons, and received by each of his sons for each of those years.  Please explain why those disclosures were not included in the audited financial statements or proxy statements for those years.

7.
Mr. Rustand’s biographical information included in the Providence proxy statement indicates some variances from the biographical information provided in other company’s financial statements for which he serves as a director.  The Providence 2008 proxy statement does not disclose the following information disclosed in other company’s financial statements for which he serves as a director:

a.	Mr. Rustand served as chairman and CEO of Rural Metro Corp. and was apparently forced out after two years following security fraud suits settled in 2004.
b.	Mr. Rustand served as chairman of Medical Body Sculpting, Inc. A receiver was appointed with respect to the assets of this company in December 2007.
c.
The involvement of a Company director in security fraud litigation and the appointment of a receiver to a company a board member serves as chairman represent material information to the reader of the financial statements.  Please explain why these disclosures were not included in the Company’s annual report and proxy statement.

8.
If the Board of Directors does not independently investigate information provided about transactions between board members, management, and the Company, what is the basis for the Board members determining each of the four outside directors are independent.

9.
The Company discloses individual performance goals for each of the four officers in the proxy statement.  One of the goals for Mr. McCusker, Mr. Norris, and Mr. Deitch was the integration of Charter LCI.  This specific goal represents 25% of the goals for Messrs. McCusker and Deitch and 33.33% of the goals for Mr. Norris.

Keeping in mind the company has struggled with LCI since its acquisition and has announced the intention to sell LCI in November 2008 and then in 2009 decided to not sell LCI, please explain as a member of the compensation committee, why each of the three officers were given 100% of their performance bonus when the LCI operations were obviously not integrated?

I would welcome your response in writing or I will be prepared to discuss these items at the shareholder’s meeting.

Sincerely,

/s/ Donald E. Smith

Donald E. Smith

cc.
KPMG, Phoenix AZ 85004